As filed with the Securities and Exchange Commission on September 11, 2007
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Rocky Mountain Chocolate Factory, Inc.
(Exact name of Registrant as specified in its charter)

Colorado (State or other jurisdiction of incorporation or organization)	84-0910696 (I.R.S. Employer Identification No.)
265 Turner Drive
Durango, Colorado 81303
(970) 259-0554
(Address of principal executive offices, including zip code)
ROCKY MOUNTAIN CHOCOLATE FACTORY, INC. 2007 EQUITY INCENTIVE PLAN
(Full title of the plan)
Franklin E. Crail
Chairman of the Board, Chief Executive Officer and President
Rocky Mountain Chocolate Factory, Inc.
265 Turner Drive
Durango, Colorado 81303
(970) 259-0554
(Name, address and telephone number, including area code, of agent for service)

Copy to:
Sonny Allison
Perkins Coie LLP
1899 Wynkoop Street, Suite 700
Denver, Colorado 80202-1043
303-291-2300
CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Securities	Amount to Be	Offering Price Per	Aggregate Offering	Amount of
to Be Registered	Registered(1)	Share(3)	Price(3)	Registration Fee(3)
Common Stock, $.03 par value per share, together with associated preferred stock purchase rights, under the Rocky Mountain Chocolate Factory, Inc. 2007 Equity Incentive Plan	385,340(2)	$16.15	$6,223,241.00	$191.05

(1)	Includes an indeterminate number of additional shares which may be necessary to adjust the number of shares issued pursuant to the plan as the result of any future stock split, stock dividend or similar adjustment of the Registrant’s outstanding Common Stock.

(2)	The Registrant suspended its 2004 Stock Option Plan (the “2004 Plan”) and its 2000 Nonqualified Stock Option Plan for Nonemployee Directors (the “Director’s Plan”) with respect to issuances of new stock option grants thereunder, effective August 17, 2007, and adopted a new plan, the 2007 Equity Incentive Plan (the “2007 Plan”), effective as of August 17, 2007. Pursuant to the terms of the 2007 Plan, up to 85,340 shares previously available for issuance but not issued or subject to outstanding options under the 2004 Plan and the Director’s Plan may now be issued under the 2007 Plan.

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933, as amended. The Proposed Maximum Offering Price Per Share is estimated to be $16.15 based on the average of the high sales price $16.30 and the low sales price $16.00 for the Registrant’s Common Stock as reported by the Nasdaq Global Market on September 5, 2007.

PART II
INFORMATION REQUIRED IN REGISTRATION STATEMENT
Item 3. INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
     The following documents filed with the Securities and Exchange Commission (the “Commission”) are hereby incorporated by reference in this Registration Statement:
     (a) The Registrant’s Annual Report on Form 10-K for the fiscal year ended February 28, 2007 filed on May 14, 2007 which contains audited financial statements for the most recent fiscal year for which such statements have been filed;
     (b) The Registrant’s Quarterly Report on Form 10-Q for the period ended May 31, 2007 filed on July 10, 2007;
     (c) The Registrant’s Current Reports on Form 8-K filed on July 10, 2007 (except with respect to Items 2.02 and 7.01 and the associated exhibit) and August 28, 2007; and
     (d) The description of the Common Stock contained in the Registration Statement on Form 8-A of the Registrant filed with the Commission on June 27, 1986, including any amendment or report filed for the purpose of updating such description.
     All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof, and prior to the filing of a post-effective amendment which indicates that the securities offered hereby have been sold or which deregisters the securities covered hereby then remaining unsold, shall also be deemed to be incorporated by reference into this Registration Statement and to be a part hereof commencing on the respective dates on which such documents are filed.
Item 4. DESCRIPTION OF SECURITIES
     Not applicable.
Item 5. INTERESTS OF NAMED EXPERTS AND COUNSEL
     None.
Item 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS
     Article XII of the Company’s Articles of Incorporation, as amended, provides as follows:
     The personal liability of a director to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director is limited to the full extent provided by Colorado law.
     Pursuant to Section 7-108-402 of the Colorado Business Corporation Act, the Company is prohibited from eliminating or limiting the personal liability of a director to the Company or to its shareholders for monetary damages for any breach of the director’s duty of loyalty to the Company or to its shareholders, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, distributions made in violation of the Company’s Articles of Incorporation or Colorado law, any transaction from which the director directly or indirectly received an improper personal benefit or any act occurring before this Article of the Company’s Articles of Incorporation became effective (August 9, 1989).
     Article IX of the Company’s Bylaws provides that the Company shall indemnify directors, officers, employees and agents in accordance with Colorado law. The Bylaws also authorize the Company to purchase and maintain insurance on behalf of such persons regardless of whether the Company would have the power to indemnify for the liability insured against.
     Article 109 of the Colorado Business Corporation Act allows a corporation to indemnify its officers, directors, employees and agents against liability incurred because such person is or was an officer, director, employee or agent if such person, (i) conducted himself or herself in good faith; (ii) reasonably believed, (x) in the case of conduct in an official capacity with the corporation, that his or her conduct was in the best interests of the corporation (or employee benefit plan, if applicable), or (y) in all other cases, that his or her conduct was at least not opposed to the corporation’s best interests; and (iii) in the case of any criminal proceeding, such person had no reasonable cause to believe the conduct was unlawful.
     A corporation is prohibited from indemnifying an officer, director, employee or agent if such person was adjudged liable to the corporation or was adjudged liable on the basis that he or she derived an improper personal benefit.
     A corporation is required to indemnify an officer, director, employee or agent if such person was wholly successful, on the merits or otherwise, in defense of any proceeding to which such person was a party, against reasonable expenses incurred by him or her in connection with the proceeding.
     Article 109 also contains provisions relating to the advancement of expenses, petitioning the court for indemnification, authorization of indemnification by disinterested parties and notice to shareholders of indemnification.
     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.
Item 7. EXEMPTION FROM REGISTRATION CLAIMED
     Not applicable.

Item 8. EXHIBITS

Exhibit	Description

5.1	Opinion of Perkins Coie llp regarding legality of the Common Stock being registered

23.1	Consent of Ehrhardt Keefe Steiner & Hottman PC

23.2	Consent of Perkins Coie llp (included in opinion filed as Exhibit 5.1)

24.1	Power of Attorney (see signature page)

99.1	Rocky Mountain Chocolate Factory, Inc. 2007 Equity Incentive Plan
Item 9. UNDERTAKINGS
A. The undersigned Registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
          (a) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);
          (b) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and
          (c) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that paragraphs (1)(a) and (1)(b) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefits plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Durango, State of Colorado, on September 11, 2007.

ROCKY MOUNTAIN CHOCOLATE FACTORY, INC.
By:	/s/ Franklin E. Crail
	Name:	Franklin E. Crail
	Title:	President, Chief Executive Officer, and Chairman of the Board

POWER OF ATTORNEY
     Each person whose signature appears below authorizes Franklin E. Crail or Bryan J. Merryman, or any of them, as attorneys-in-fact with full power of substitution, to execute in the name and on the behalf of each person, individually and in each capacity stated below, and to file, any and all amendments to this Registration Statement, including any and all post-effective amendments.
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated below on September 11, 2007.

Signature	Title

/s/ Franklin E. Crail	President, Chief Executive Officer, and Chairman of the Board (Principal Executive Officer)
Franklin E. Crail

/s/ Bryan J. Merryman Bryan J. Merryman	Chief Operating Officer, Chief Financial Officer, Treasurer and Director (Principal Financial Officer and Principal Accounting Officer)

/s/ Gerald A. Kien
Gerald A. Kien	Director

/s/ Lee N. Mortenson
Lee N. Mortenson	Director

/s/ Fred M. Trainor
Fred M. Trainor	Director

/s/ Clyde Wm. Engle
Clyde Wm. Engle	Director

INDEX TO EXHIBITS

Exhibit
Number	Description

5.1	Opinion of Perkins Coie llp regarding legality of the Common Stock being registered

23.1	Consent of Ehrhardt Keefe Steiner & Hottman PC

23.2	Consent of Perkins Coie llp (included in opinion filed as Exhibit 5.1)

24.1	Power of Attorney (see signature page)

99.1	Rocky Mountain Chocolate Factory, Inc. 2007 Equity Incentive Plan